                                                                   EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                 By and Between


                                 INDENET, INC.
                             A DELAWARE CORPORATION

                                      and

                        DIGITAL GENERATION SYSTEMS, INC.
                            A CALIFORNIA CORPORATION


                                 July 18, 1997

                               TABLE OF CONTENTS

                                                                                                                            Page
ARTICLE I - PURCHASE AND SALE OF STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Transfer of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Adjustment with Respect to Purchaser Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.6     Closing Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.7     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.2     Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.3     Ownership of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.4     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.5     No Approvals or Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.6     Financial Statements; Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.7     No Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.9     Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.10    Title of Properties; Absence of Liens and Encumbrances;
                 Condition of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.11    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         2.12    Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.13    Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.14    Interested Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.15    Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.16    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.17    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.18    Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.20    Brokers' and Finders' Fees; Third Party Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         2.21    Employee Benefit Plans and Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         2.22    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.23    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.24    Lawful Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.25    Certain Business Practices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.26    Warranties; Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.27    Complete Copies of Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

         2.28    Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         3.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         3.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         3.4     No Approvals or Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         3.5     SEC Reports; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         3.6     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         3.7     Compliance with Laws; Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         3.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         3.9     No Brokers' or Other Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         3.10    Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE IV - CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.4     Good Standing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.5     Secretary's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.6     Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.8     Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.9     Republic Bank Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.10    No Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.11    Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.12    Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE V - CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.4     Good Standing Certificate - Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.5     Good Standing Certificate - Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.6     Secretary's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.7     No Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.8     Resignation of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.9     Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.11    Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.12    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.13    Consent of Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.14    Customer Continuity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

         5.15    Vender Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.16    Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.17    State "Blue Sky" Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.18    Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.19    Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VI - COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.1     Conduct of Business of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.2     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.3     WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         6.4     Supplements to Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         6.5     Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         6.6     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         6.7     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         6.8     Non-competition and Non-solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         6.9     Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         6.10    IndeNet Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         6.11    Debt Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         6.12    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         6.13    State Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE VII - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.2     Procedure and Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE VIII - INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         8.1     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         8.2     Arbitration Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         8.3     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

ARTICLE IX - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.1     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.2     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.4     No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.5     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.6     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.7     Complete Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         9.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         9.9     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         9.10    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         9.11    Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

EXHIBITS

         Exhibit 1.2(c)   -       Purchaser Note
         Exhibit 1.2(d)A -        New Baur Note
         Exhibit 1.2(d)B -        Security Agreement
         Exhibit 1.2(d)C -        Old Baur Notes
         Exhibit 2.6 -            Audited Special-Purpose Balance Sheet
         Exhibit 4.11 -           Legal Opinion of Wilson Sonsini Goodrich &
Rosati,
                                  Professional Corporation
         Exhibit 4.12 -           Rights Agreement
         Exhibit 5.18 -           Legal Opinion of Troy & Gould Professional
                                  Corporation

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement"), is entered into as of July 18, 1997, by and between IndeNet, Inc., a Delaware corporation ("Seller"), and Digital Generation Systems, Inc., a California corporation ("Purchaser").

                                   WITNESSETH

         WHEREAS, Seller is the owner of 1,810 shares of common stock, no par value (the "Shares"), of Starcom Mediatech, Inc., a Delaware corporation (the "Company"), such Shares being all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the Shares on the terms and subject to the conditions set forth herein.


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:


                                   ARTICLE I
                           PURCHASE AND SALE OF STOCK

         1.1     Transfer of Stock.  On the Closing Date (as defined in Section
1.4 hereof), and on the terms and subject to the conditions set forth herein, Seller shall sell, assign, transfer and deliver to Purchaser the Shares, free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, charges or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than the restrictions imposed by federal and state securities laws.

         1.2 Consideration. On the Closing Date, and on the terms and subject to the conditions set forth herein, in reliance on the representations, warranties, covenants and agreements of the parties set forth herein and in consideration of the sale, assignment, transfer and delivery of the Shares in accordance with Section 1.1 hereof, Purchaser shall deliver to Seller each of the following (sometimes referred to herein as the "Purchase Price"):

                 (a) $13,988,730.00 in cash by wire transfer of immediately available funds to an account designated by Seller (the "Cash Consideration");

                 (b) 324,355 shares of Common Stock of Purchaser (the "Purchaser Shares");

                 (c) the 9% Subordinated Promissory Note, in the form attached as Exhibit 1.2(c) hereto, payable by Purchaser to the order of Seller in the aggregate principal amount of $2,243,806.34 (the "Purchaser Note"); and

                 (d) the 9% Secured Subordinated Promissory Note, in the form attached as Exhibit 1.2(d)A hereto, payable by Purchaser to the order of Thomas H. Baur in the aggregate principal amount of $2,206,193.66 (the "New Baur Note"), and secured by all of the shares of the Company pursuant to that certain Security Agreement in the form attached hereto as Exhibit 1.2(d)B
(the "Security Agreement"); pursuant to the New Baur Note, Purchaser shall substitute its obligation for the obligations of certain promissory notes payable by Seller to the order of Thomas H. Baur in the aggregate principal amount of $2,206,193.66, copies of which are attached as Exhibit 1.2(d)C hereto (the "Old Baur Notes"); provided, however, that any reduction in the amount of debt evidenced by the Old Baur Notes below $2,206,193.66 in the aggregate at the Closing Date shall increase, dollar for dollar, the aggregate principal amount of the Purchaser Note deliverable by Purchaser to Seller pursuant to
Section 1.2(c) as consideration for the Shares.

         1.3 Adjustment with Respect to Purchaser Shares. In the event that, on or after the date hereof until the Closing Date, (i) Purchaser shall declare or pay any cash or stock dividend or other distribution, or issue any rights with respect to the outstanding Common Stock of Purchaser, payable or distributable to holders of record of shares of Common Stock of Purchaser on or prior to the Closing Date, or (ii) Purchaser shall effect, with respect to the outstanding Common Stock of Purchaser, a merger, recapitalization, combination, conversion, exchange of shares, issuance of shares or other transaction affecting the Common Stock of Purchaser, effective on a date prior to the Closing Date, then at the Closing, Purchaser shall deliver to Seller together with the Purchaser Shares and the other consideration set forth in Section 1.2 hereof, such cash, securities, assets or rights as Seller would have received pursuant to such dividend, distribution, issuance of rights or other transaction set forth above in this Section 1.3 had Seller been the holder of record of the Purchaser Shares on the record date applicable to such dividend, distribution or issuance of any rights or on the effective date of such other transaction with respect to the outstanding Common Stock of Purchaser. In addition, after the Closing, Purchaser shall deliver to Seller, contemporaneously with the delivery to other holders of the Common Stock of Purchaser, all other cash, securities, assets or rights distributed or issued with respect to the outstanding Common Stock of Purchaser to holders of record of shares of Common Stock of Purchaser on or after the date hereof not previously delivered to Seller pursuant to the foregoing provisions.

         1.4     Purchase Price Adjustment.

                 (a) As soon as practicable, but in no event later than thirty (30) days following the Closing Date, Seller shall prepare, at Seller's expense, a Statement of Adjusted Working Capital of the Company as of the close of business on the Closing Date (including the notes thereto, the

"Closing Date Statement"). The Closing Date Statement shall present, for the period commencing on June 30, 1997 and ending as of the Closing Date.

                          (i)     the "net working capital" of the Company, as
defined according to generally accepted accounting principles ("GAAP"), but excluding (A) intercompany receivables and payables, (B) cash and cash equivalents, and (C) borrowings, including the current portion of long-term borrowings (including capitalized leases) (the "Net Working Capital Amount");

                          (ii)    the "net debt" of the Company, as defined as
the sum of all borrowings of the Company (whether long-term or short-term and including capitalized leases), less cash and cash equivalents (the "Net Debt Amount"); and

                          (iii)   the "gross fixed asset additions" of the
Company, as defined as any additions to or investments in fixed assets necessary to the operation of the business of the Company ("Gross Fixed Asset Additions").

                 (b) During the preparation of the Closing Date Statement and the period of any dispute within the contemplation of this Section 1.4, Purchaser shall cause the Company to (i) provide Seller and its authorized representatives with access to the books, records, facilities and employees of the Company, (ii) provide Seller as promptly as practicable after the Closing Date (but in no event later than fifteen (15) days after the Closing Date) with normal periodic financial information with respect to the Company for the period ending on the Closing Date, and (iii) cooperate with Seller and its authorized representatives with respect to the preparation of the Closing Date Statement, including the provision on a timely basis of all information necessary for or useful in the preparation of the Closing Date Statement.

                 (c) Seller shall deliver a copy of the Closing Date Statement, together with the work papers used in the preparation thereof, to Purchaser promptly after it has been prepared and in no event later than thirty
(30) days after the Closing Date. After receipt of the Closing Date Statement, Purchaser shall have thirty (30) days to review the Closing Date Statement, together with the work papers used in the preparation thereof. Purchaser and its authorized representatives shall have full access to all books and records, employees and accounts of Seller to the extent required to complete their review of the Closing Date Statement. Unless Purchaser delivers written notice to Seller on or prior to the 60th day after Purchaser's receipt of the Closing Date Statement specifying in reasonable detail all disputed items and amounts with respect thereto and the basis therefor, Purchaser shall be deemed to have accepted and agreed to the Closing Date Statement. If Purchaser so notifies Seller of its objection to the Closing Date Statement, Purchaser and Seller shall, within thirty (30) days following such notice (the "Resolution Period"), attempt to resolve their differences in good faith with respect to any such disputed items and/or amounts, and any resolution by such parties as to any such disputed items and/or amounts shall be final, binding and conclusive with respect to each of such parties. If following resolution of any disputed items and/or amounts there do not remain in dispute items and/or amounts the net effect of which exceeds $50,000 in the aggregate, then all such items and/or amounts remaining in dispute shall be deemed to have been resolved in favor of the Closing Date Statement delivered by Seller to Purchaser.

                 (d) If at the conclusion of the Resolution Period the net effect of all remaining items and/or amounts shall exceed $50,000 in the aggregate, then upon the request of Purchaser or Seller all items and amounts relating to the Closing Date Statement which remain in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Seller and Purchaser within ten (10) days after the expiration of the Resolution Period. If Seller and Purchaser are unable to agree on the Neutral Auditors, Seller and Purchaser shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material relationship with Seller, Purchaser or any of their respective affiliates within the past four (4) years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Seller and Purchaser. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Seller and Purchaser, and not by independent review, only those items and/or amounts with respect to the Closing Date Statement which remain in dispute. The Neutral Auditors' determination shall be made within thirty (30) days of their selection, whether or not such presentations by Seller and Purchaser have been made within such period, shall be set forth in a written statement containing a basis for such determination delivered to Seller and Purchaser, and shall be final, binding and conclusive. The term "Adjusted Closing Date Statement," as hereinafter used, shall mean the definitive Closing Date Statement agreed to by Purchaser and Seller in accordance with Section 1.4(c) or the definitive Closing Date Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.4(d) (in addition to those items theretofore agreed to by Seller and Purchaser), in each case prepared in the manner set forth in the last sentence of Section 1.4(a) hereof.

                 (e) The Cash Consideration shall be increased or decreased, as the case may be, dollar for dollar, to the extent that either the Net Working Capital Amount or the Net Debt Amount reflected in the Adjusted Closing Date Statement is greater than or less than, respectively, the Net Working Capital Amount or the Net Debt Amount, as the case may be, reflected in the Audited Special-Purpose Balance Sheet. In addition, the Cash Consideration shall be increased, dollar for dollar, to the extent of any Gross Fixed Asset Additions, if any, since the date of the Audited Special-Purpose Balance Sheet; provided, however, that in no event shall the Cash Consideration be increased by an amount in excess of $100,000 as a result of any Gross Fixed Asset Additions. The amount of any increase to or reduction of the Cash Consideration pursuant to this Section 1.4(e) shall bear interest from the Closing Date through the date of payment at the publicly announced base interest rate of Bank of America NT&SA in effect from time to time from the Closing Date to the date of such payment. The amount of any increase to or reduction of the Cash Consideration pursuant to this Section 1.4(e), together with interest thereon, shall be paid by wire transfer in immediately available funds to the account designated by Seller or Purchaser, as the case may be, within five (5) business days after the Adjusted Closing Date Statement is agreed to by Seller and Purchaser pursuant to Section 1.4(c) hereof, or any remaining disputed items and/or amounts with respect thereto are ultimately determined by the Neutral Auditors pursuant to Section 1.4(d) hereof;

provided, however, that in the event that the interest payable with respect to the increase or decrease in the Cash Consideration pursuant to this Section 1.4(e), if any, shall not exceed $5,000, then such interest shall not be due and payable.

         1.5 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, 16th Floor, Los Angeles, California, at 9:00 A.M., Pacific Standard Time, on July 18, 1997 (the "Closing Date"), or subject to the limitations set forth in Section 7.1 hereof, at such other place and time as may be agreed upon by Seller and Purchaser after satisfaction or waiver of the conditions set forth in Article IV and V hereof assuming reasonable diligence by each of the parties hereto.

         1.6     Closing Deliveries.

                 (a) Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser each of the following:

                          (i)     a certificate evidencing the Shares, which
certificate shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in favor of Purchaser and otherwise in a form acceptable for transfer on the books of the Company;

                          (ii)    a certificate, dated the Closing Date and
executed by the Chief Financial Officer of Seller, certifying (A) that each of the representations and warranties of Seller set forth in Article II hereof was accurate in all respects as of the date hereof and is accurate in all respects as of the Closing Date as if made on and as of the Closing Date, and (B) to the fulfillment of the conditions set forth in Article V hereof; and

                          (iii)   all other previously undelivered documents
required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

                 (b) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller each of the following:

                          (i)     the Cash Consideration by wire transfer of
immediately available funds to an account designated by Seller;

                          (ii)    a certificate or certificates evidencing the
Purchaser Shares, duly executed by the President and the Secretary of Purchaser;

                          (iii)   the Purchaser Note, executed by a duly
authorized officer of Purchaser;

                          (iv)    the New Baur Note, executed by a duly
authorized officer of Purchaser;

                          (v)     a certificate, dated the Closing Date and
executed by the President and Chief Executive Officer of Purchaser, certifying
(A) that each of the representations and warranties of Purchaser set forth in
Article III hereof was accurate in all respects as of the date hereof and is accurate in all respects as of the Closing Date as if made on and as of the Closing Date, and (B) to the fulfillment of the conditions set forth in Article IV hereof; and

                          (vi)    all other previously undelivered documents
required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                 (c) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and executed in a manner, that is reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and executed in a manner, that is reasonably satisfactory to Seller.

         1.7     Further Assurances.       After the Closing, each party hereto
shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to consummate the transactions contemplated hereby and to vest in Purchaser good and valid title to the Shares.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure letter of even date herewith relating to this Agreement and delivered by Seller to Purchaser herewith (the "Disclosure Letter"), as follows:

         2.1 Corporate Organization. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, assets (including intangible assets), operations, financial condition, results of operations or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"). Seller has delivered to Purchaser complete and correct copies of the Certificate of Incorporation of the Company and all amendments thereto to the date hereof, the Bylaws of the Company as presently in effect, and the Minute Book of the

Company. The Company does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or have any direct or indirect equity or other ownership interest in any partnership, association, joint venture or other business entity other than equity securities or ownership interests which are immaterial in amount or significance.

         2.2 Capitalization . The authorized capital stock of the Company consists of 5,000 shares of common stock, no par value, of which only the Shares are issued and outstanding and no other shares of any other class or series of capital stock or other equity security of the Company are issued and outstanding. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions, agreements or any other arrangements of any character (including any right of conversion or exchange under any outstanding securities or other instruments of the Company), whether written or oral, to which either Seller or the Company is a party or by which any of their respective assets are or may be bound, pursuant to which Seller is or may be obligated to cause the Company, or the Company is or may be obligated, (i) to issue, sell, transfer, deliver, repurchase or redeem, or cause to be issued, sold, transferred, delivered, repurchased or redeemed, any shares of capital stock of the Company, or (ii) to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such subscription, option, warrant, call, right, contract, commitment, understanding, restriction, agreement or other arrangement in respect of any shares of the capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. As a result of the transactions contemplated hereby, at the Closing Purchaser will be the record and beneficial owner of all of the outstanding capital stock of the Company and rights to acquire capital stock of the Company. All of the Shares have been duly authorized and are validly issued, fully paid, nonassessable shares of Common Stock of the Company, free of any preemptive rights created by statute, the Certificate of Incorporation of Seller or the Company, the Bylaws of Seller or the Company, or any agreement to which Seller or the Company is a party or by which Seller or the Company may be bound, and have been issued in full compliance with all federal and state securities laws. The Company has no authorized, issued or outstanding capital stock other than the Shares.

         2.3 Ownership of Shares. The Shares are owned by Seller, free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws and Encumbrances arising as a result of any action taken by Purchaser or any of its affiliates ("Affiliates"), as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2.4 Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and each of the related agreements contemplated hereby and to be executed and delivered in connection herewith (the "Related Agreements"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Board of Directors of Seller has duly approved and authorized the execution and delivery by Seller of this Agreement and each of the Related Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery by Seller of this Agreement and each of the Related Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements will be, duly and validly executed and delivered by Seller, and this Agreement constitutes, and each of the Related Agreements will constitute upon the execution and delivery thereof by Seller, a valid and binding agreement of Seller enforceable against Seller in accordance with its respective terms, except to the extent that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

         2.5 No Approvals or Conflicts. The execution and delivery by Seller of this Agreement does not, and the consummation by Seller of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or the Bylaws of Seller or the Company, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or on Seller's interest in the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Seller, the Company, or any of their respective properties or assets are or may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Seller, the Company or any of their respective properties or assets, or (iv) except for applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party.

         2.6 Financial Statements; Undisclosed Liabilities. Attached hereto as Exhibit 2.6 are (i) the audited special-purpose balance sheet of the Company as of March 31, 1997 (the "Audited Special-Purpose Balance Sheet") and the combined audited special-purpose statements of earnings and cash flows of the Company for the fiscal year then ended, and (ii) the unaudited balance sheet of the Company as of June 30, 1997. Such financial statements, including the related notes thereto, if any, are sometimes referred to herein as the "Financial Statements." Except as otherwise disclosed in the notes thereto, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of and for the period ended the date thereof. The Company has no material liabilities, indebtedness, obligations, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, or unmatured, not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles ("GAAP"), other than (i) liabilities and obligations that are reflected, accrued or reserved for in the Audited Special-Purpose Balance Sheet or disclosed in the notes thereto, and (ii) obligations incurred in the ordinary course of business and consistent with past practice since the date of the Audited Special-Purpose Balance Sheet.

         2.7 No Changes. Since the date of the Audited Special-Purpose Balance Sheet, there has not been, occurred or arisen any:

                 (a) transaction by the Company except in the ordinary course of its business as conducted on that date and consistent with the past practices of the Company;

                 (b) amendments or changes to the Certificate of Incorporation or the Bylaws of the Company;

                 (c) capital expenditure or commitment by the Company exceeding $50,000 in any individual case or in the aggregate;

                 (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

                 (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                 (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company, or any change in the independent accountants for the Company;

                 (g)      revaluation by the Company of any of its assets;

                 (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Shares, or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

                 (i) increase in the salary or other compensation paid, payable or to become payable by the Company to any of its officers, directors, employees, consultants or advisors, other than cost-of-living adjustments made in the ordinary course of the Company's business not exceeding five percent (5%) in any individual case, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

                 (j) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which the Company or any of its assets is or may be bound, or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which the Company or any of its assets is or may be bound involving a liability of the Company, whether fixed or contingent, in excess of $25,000 and other than in the ordinary course of the Company's business;

                 (k) sale, lease, license or other disposition of any of the assets or properties of the Company other than in the ordinary course of its business, or any creation of any security interest in such assets or properties;

                 (l) loan by the Company to any person or entity, any incurrence by the Company of any indebtedness other than in the ordinary course of its business and in an amount not exceeding $25,000, any guaranteeing by the Company of any indebtedness, any issuance or sale of any debt securities of the Company or any guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business and in an amount not exceeding $25,000 in the aggregate, consistent with the past practices of the Company;

                 (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in excess of $25,000 in the aggregate;

                 (n) the commencement, notice or threat of commencement of any lawsuit or proceeding or investigation against the Company or its affiliates, or any occurrence of an event giving rise to any reasonable basis therefor;

                 (o) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.10 hereof) or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.10 hereof);

                 (p) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

                 (q) change in pricing or royalties set or charged by the Company to its customers or licensees, or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

                 (r) any event or condition of any character that has had a Material Adverse Effect on the Company; or any

                 (s) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations regarding the transactions contemplated hereby).

         2.8     Tax Matters.

                 (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.8(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 2.8(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                 (b)      Tax Returns and Audits.

                          (i)     As of the Closing Date, Seller shall have
prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company, or the operations of the Company, and such Returns shall be true and correct and completed in accordance with applicable law.

                          (ii)    As of the Closing Date, Seller (A) shall have
paid all Taxes it is required to pay in respect of the Company and its operations, and Seller or the Company shall have withheld with respect to employees of the Company all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld in respect of the Company and its operations, and (B) shall have accrued on the Audited Special-Purpose Balance Sheet all accrued and unpaid Taxes concerning or attributable to the Company, or the operations of the Company, for the periods covered thereby and will not have allowed the Company to incur any liability for Taxes for the period prior to the Closing Date other than in the ordinary course of its business.

                          (iii)   Seller has not been delinquent in the payment
of any Tax concerning or attributable to the Company, or the operations of the Company, nor is there any Tax deficiency outstanding, assessed or proposed against Seller concerning or attributable to the Company, or the operations of the Company, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax concerning or attributable to the Company, or the operations of the Company.

                          (iv)    No audit or other examination of any Return
of Seller or the Company is presently in progress concerning or attributable to the Company, or the operations of the Company, nor has Seller or the Company been notified of any request for such an audit or other examination.

                          (v)     Seller does not have any liabilities for
unpaid federal, state, local and foreign Taxes concerning or attributable to the Company, or the operations of the Company, which have not been accrued or reserved against in accordance with GAAP on the Audited Special-Purpose Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                          (vi)    Seller has made available to Purchaser or its
legal counsel copies of all foreign, federal and state income and all state sales and use Returns concerning or attributable to the Company, or the operations of the Company, which are in the possession of Seller or the Company.

                          (vii)   There are (and immediately following the
Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                          (viii)  Seller has no knowledge of any basis for the
assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                          (ix)    None of the Company's assets are treated as
"tax-exempt use property," within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code").

                          (x)     As of the Closing Date, there will not be any
contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable law.

                          (xi)    Seller has not filed any consent agreement
under Section 341(f) of the Code relating to the Company, or agreed to have
Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                          (xii)   Neither Seller nor the Company is a party to
any tax sharing, indemnification or allocation agreement relating to the Company, nor does Seller or the Company owe any amount under any such agreement, other than this Agreement.

                          (xiii)  The Company's tax basis in its assets for
purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the tax books and records of Seller and the Company.

                          (xiv)   The Company is not, and has not been at any
time, a "United States Real Property Holding Corporation" within the meaning of
Section 897(c)(2) of the Code.

                 (c) Executive Compensation Tax. The Company does not have, nor will it have as a result of the transactions contemplated hereby, any liabilities for Taxes (for example, under Section 280G of the Code) as a result of the amount of remuneration paid or to be paid to its employees.

         2.9 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or the Company is a party, or otherwise binding upon Seller or the Company, which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Neither Seller nor the Company has entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                 (a) Section 2.10(a) of the Disclosure Letter sets forth a list of all real property currently owned or leased by the Company, and in the case of leased property, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) thereunder.

                 (b) The Company has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Audited Special-Purpose Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                 (c) Section 2.10(c) of the Disclosure Letter sets forth a list of all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment (i) is adequate for the conduct of the business of the Company as currently conducted, and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                 (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to customers of the Company (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

         2.11    Intellectual Property.

                 (a) For the purposes of this Agreement, the following terms shall have the following respective meanings:

                          (i)     "Intellectual Property" shall mean any or all
of the following and all rights in, arising out of, or associated therewith:
(A) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor; (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (G) all databases and data collections and all rights therein throughout the world; and (H) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and (I) any similar, corresponding or equivalent rights to any of the foregoing and (J) all documentation related to any of the foregoing.

                          (ii)    "Company Intellectual Property" shall mean
any Intellectual Property that is owned by, exclusively licensed to, or was developed or created by the Company.

                          (iii)   "Registered Intellectual Property" shall mean
all United States, international and foreign: (A) patents, patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered copyrights and applications for copyright registration; (D) any mask work registrations and applications to register mask works; and (E) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                 (b) Section 2.11(b) of the Disclosure Letter sets forth a list of all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

                 (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property set forth in Section 2.11(b) of the Disclosure Letter, is free and clear of any Liens. The Company is the exclusive owner of all Company Intellectual Property.

                 (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

                 (e) The Company has not transferred ownership of, granted any license of or right to use, or authorized the retention of any rights to use, any Intellectual Property that is or was Company Intellectual Property to any other person.

                 (f) The Company owns or has a written license to all Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development).

                 (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
Section 2.11(g) of the Disclosure Letter include all contracts, licenses and agreements, to which the Company is a party with respect to any Intellectual Property of any person other than the Company. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

                 (h) Section 2.11(h) of the Disclosure Letter lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

                 (i) The operation of the business of the Company as currently conducted or as reasonably contemplated to be conducted, including, but not limited to, the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written or oral notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual

Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction, nor is Seller aware of any basis therefor.

                 (j) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Section 2.11(j) of the Disclosure Letter lists all actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property.

                 (k) There are no contracts, licenses or agreements between the Company and any person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

                 (l) To the knowledge of Seller, no person is infringing or misappropriating any Company Intellectual Property.

                 (m) The Company has taken all steps that it deems necessary or appropriate to protect the Company's rights in confidential information and trade secrets possessed or used by the Company.

                 (n) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

                 (o) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation in such a manner or to a degree as to have a Material Adverse Effect.

                 (p) All of the Company's proprietary products, technology and services (including products, technology and services currently under development), and all of the Company's internal, proprietary computer and technology products and systems are capable of fully performing at any and all chronological dates (including, but not limited to, dates after the year 2000), both currently and in the future without any adverse change or effect, or without the need to modify or alter any such products or technology in any respect.

         2.12    Agreements, Contracts and Commitments.

                 (a)      The Company is not a party to nor is it bound by:

                          (i)     any material employment or consulting
agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                          (ii)    any agreement or plan, including, without
limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated hereby, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby;

                          (iii)   any fidelity or surety bond or completion
bond;

                          (iv)    any lease of personal property having a value
individually in excess of $25,000;

                          (v)     any agreement, contract or commitment
containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

                          (vi)    any agreement, contract or commitment
relating to capital expenditures and involving future payments in excess of $10,000 in any individual case, or $25,000 in the aggregate;

                          (vii)   any agreement, contract or commitment
relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                          (viii)  any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than credit for trade payables incurred in the ordinary course of its business;

                          (ix)    any purchase order or contract for the
purchase of materials involving in excess of $10,000 in any individual case, or $50,000 in the aggregate;

                          (x)     any construction contracts;

                          (xi)    any distribution, joint marketing or
development agreement; or

                          (xii)   any other agreement, contract or commitment
that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

                 (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it is or may be bound (collectively a "Contract"), nor is Seller aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the transactions contemplated hereby or for such Contracts to remain in effect without modification after the Closing. Following the Closing, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated hereby not occurred.

         2.13 Customers and Suppliers. Section 2.13 of the Disclosure Letter sets forth a list of (i) the ten (10) largest customers of the Company in terms of sales (the "Material Customers") during the fiscal year ended March 31, 1997, and the three month period ended June 30, 1997, each setting forth the approximate total sales revenue of the Company by customer during each of such periods, and (ii) the ten (10) largest suppliers of the Company (the "Material Suppliers") in terms of purchases during the fiscal year ended March 31, 1997, and the three months ended June 30, 1997, each setting forth the approximate total purchases by the Company from each such supplier during each such period. Since June 30, 1997, there has not been any Material Adverse Change in the business relationship of the Company with any Material Customer or Material Supplier. Except for the Material Customers and the Material Suppliers, as the case may be, the Company does not have any Customer that accounted for more than five percent (5%) of the Company's sales revenue during the fiscal year ended March 31, 1997, or any supplier from whom the Company purchased more than five percent (5%) of the goods and services which the Company purchased during the fiscal year ended March 31, 1997. Seller and the Company have not received any notice, nor does Seller or the Company have knowledge of any facts, circumstances or conditions that create a reasonable basis for believing, nor does Seller or the Company believe, that any of the Material Customers or Material Suppliers will terminate, or change in a manner materially adverse to the Company, its business relationship with the Company, or its current level utilization of the services of the Company, either before or within twelve (12) months after the Closing Date.

         2.14 Interested Party Transactions. No officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.14.

         2.15 Governmental Authorizations. Section 2.15 of the Disclosure Letter sets forth a list of each consent, license, permit, grant or other authorization issued to Seller and/or the Company by a governmental or regulatory authority (i) pursuant to which the Company currently operates or holds any interest in any of its properties or assets, or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

         2.16 Litigation. There is no action, suit or proceeding of any nature pending or, to Seller's knowledge, threatened, against the Company, its properties or any of its officers or directors nor, to the knowledge of Seller, is there any reasonable basis therefor. There is no investigation pending or, to Seller's knowledge, threatened, against the Company, its properties or any of its officers or directors by or before any governmental or regulatory authority nor, to the best knowledge of Seller, is there any reasonable basis therefor. No governmental or regulatory authority has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

         2.17    Accounts Receivable.

                 (a) Seller has provided to Purchaser a list of all accounts receivable of the Company ("Accounts Receivable") as of March 31, 1997 along with a range of days elapsed since invoice.

                 (b) All Accounts Receivable of the Company arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied and Seller knows of no reasons why such receivables are not collectible except to the extent of reserves therefor set forth in the Audited Special-Purpose Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

         2.18 Minute Books. The minutes of the Company made available to legal counsel for Purchaser are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the date of incorporation of the Company.

         2.19    Environmental Matters.

                 (a) Hazardous Material. The Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) illegally released any material amount of any substance that has been designated by any governmental or regulatory authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including, but not limited to, the land, any improvements thereto, any ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                 (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental or regulatory authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                 (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

                 (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Seller's knowledge, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Seller is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

         2.20 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.21    Employee Benefit Plans and Compensation.

                 (a) For purposes of this Section 2.21, the following terms shall have the following respective meanings:

                          (i)     "Affiliate" shall mean any other person or
entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

                          (ii)    "Employee Plan" shall mean any plan, program,
policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise.

                          (iii)   "Employee" shall mean any current, former, or
retired employee, consultant, officer, or director of the Company or any Affiliate.

                          (iv)    "Employee Agreement" shall mean each
employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee.

                 (b) Schedule. Section 2.21(b) of the Disclosure Letter sets forth a list of each Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Employee Plan. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does Seller have any intention or commitment to do any of the foregoing with respect to the Company.

                 (c) Documents. Seller has provided to Purchaser (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith, (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan, (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust, (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan, (v) all IRS determination letters and rulings relating to

Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Employee Plan, (vi) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (vii) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, and
(viii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company.

                 (d) Employee Plan Compliance. (i) The Company has performed all obligations required to be performed by it under each Employee Plan and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Seller threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, Purchaser or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no inquiries or proceedings pending or, to the knowledge of Seller or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

                 (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                 (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

                 (g) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither the Company has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                 (h) No COBRA Violation. Neither the Company nor any Affiliate has violated, nor will it prior to the Closing and in any material respect violate, any of the health care continuation requirements of COBRA or any similar provisions of state law applicable to its employees.

                 (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                 (j) Employment Matters. Seller and/or the Company, as the case may be, (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice).

                 (k) Labor. No work stoppage or labor strike against the Company is pending or, to the knowledge of Seller, threatened. The Company is not involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company or Purchaser. The Company has not engaged in any unfair labor practices which could, in any individual case or in the aggregate, directly or indirectly result in a liability to the Company or any Affiliate. The Company is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                 (l) No Interference or Conflict. To the knowledge of Seller, no shareholder, officer, employee or consultant of the Company is or may be obligated under any contract or agreement, or subject to any judgement, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to Seller's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officer's, directors, employees or consultants is now bound.

         2.22 Insurance. Section 2.22 of the Disclosure Letter sets forth a list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Seller has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.23 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, which would have a Material Adverse Effect.

         2.24 Lawful Transfer. Seller will receive from Purchaser, and the Purchase Price constitutes, reasonably equivalent value in exchange for the transfer of the Shares pursuant hereto, and Seller is not insolvent, nor will it become insolvent as a result of the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby. Seller is not engaged, nor is Seller about to engage, in a business or a transaction for which the assets of Seller remaining after the consummation of the transactions contemplated hereby are unreasonably small in relation to such business or transaction, and Seller does not intend to incur, or believe that it will incur, debts beyond its ability to pay as such debts become due.

         2.25 Certain Business Practices. Seller, the Company and the officers, directors, employees, agents and other representatives of Seller and the Company, or any other person acting on behalf of Seller and/or the Company, have not given, agreed to give, or caused to be given, directly or indirectly, within the past five (5) years, any illegal gift or similar benefit to any customer, supplier, governmental employee or other person in connection with any actual or proposed transaction.

         2.26 Warranties; Indemnities. The Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

         2.27 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that has been requested by Purchaser or its legal counsel.

         2.28 Representations Complete. None of the representations or warranties made by Seller (as modified by the Disclosure Letter), nor any statement made in the Disclosure Letter or any certificate provided by Seller pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller, subject to such exceptions as are specifically disclosed in the disclosure letter of even date herewith relating to this Agreement and delivered by Purchaser to Seller herewith (the "Purchaser Disclosure Letter"), as follows

         3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Purchaser has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of Purchaser (hereinafter referred to as a "Purchaser Material Adverse Effect"). Purchaser has delivered to Seller complete and correct copies of the Amended and Restated Articles of Incorporation of Purchaser and all amendments thereto to the date hereof, and the Bylaws of Purchaser as presently in effect.

         3.2 Capitalization. The authorized capital stock of Purchaser consists of thirty million (30,000,000) shares of common stock ("Purchaser Common Stock") and five million (5,000,000) shares of preferred stock ("Purchaser Preferred Stock"), of which 11,743,475 shares of Purchaser Common Stock and no shares of Purchaser Preferred Stock are issued and outstanding as of the date hereof. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions, agreements or any other arrangements of any character (including any right of conversion or exchange under any outstanding securities or other instruments of the Company), whether written or oral, to which Purchaser is a party or by which any of its assets are or may be bound, pursuant to which Purchaser is or may be obligated
(i) to issue, sell, transfer, deliver, repurchase or redeem, or cause to be issued, sold, transferred, delivered, repurchased or redeemed, any shares of capital stock of Purchaser, or (ii) to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such subscription, option, warrant, call, right, contract, commitment, understanding, restriction, agreement or other arrangement in respect of any shares of the capital stock of Purchaser. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Purchaser. As a result of the transactions contemplated hereby, at the Closing Seller will be the record and beneficial owner of all of the Purchaser Shares and rights to acquire the Purchaser Shares. All of the Purchaser Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions hereof, will be validly issued, fully paid, nonassessable shares of Common Stock of the Company, free of any preemptive rights created by statute, the Amended and Restated Articles of Incorporation of Purchaser, the Bylaws of Purchaser, or any agreement to which Purchaser is a party or by which Purchaser may be bound, and have been issued in full compliance with all federal and state securities laws.

         3.3 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Related Agreements, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Purchaser has duly approved and authorized the execution and delivery of this Agreement and each of the Related Agreements, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement and each of the Related Agreements, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements will be, duly and validly executed and delivered by Purchaser, and this Agreement constitutes, and each of the Related Agreements will constitute upon the execution and delivery thereof by Purchaser, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its respective terms, except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

         3.4 No Approvals or Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the consummation by Purchaser of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any provision of the Amended and Restated Articles of Incorporation or the Bylaws of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Purchaser or on Purchaser's interest in the Purchaser Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or any of its properties or assets are or may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Purchaser or any of its properties or assets, or (iv) except for applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party.

         3.5 SEC Reports; Financial Statements. Purchaser has filed each statement, annual, quarterly and other report, registration statement and definitive proxy statement (the "Purchaser SEC Documents") required to be filed (other than preliminary material) by Purchaser with the Securities and Exchange Commission (the "Commission") subsequent to February 6, 1996 (the effective date of Purchaser's registration statement on Form S-1 for its initial public offering of shares of its Common Stock). As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by any subsequently filed Purchaser SEC Document. Each of the balance sheets included in or incorporated by reference into the Purchaser SEC Documents (including the related notes and schedules) fairly presents in all material respects the financial position of Purchaser and its subsidiaries as of its date, and each of the statements of income and cash flows included in or incorporated by reference into the Purchaser SEC Documents (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and cash flows, as the case may be, of Purchaser and its subsidiaries for the periods set forth therein (in the case of unaudited statements, subject to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods reported, except as otherwise noted therein.

         3.6 Absence of Certain Changes. Since the date of the most recent Purchaser SEC Document:

                 (a) the business of Purchaser has been conducted only in the ordinary course of business and consistent with the past practices of Purchaser in all material respects;

                 (b) there has been no direct or indirect redemption, purchase or other acquisition by Purchaser of any shares of its capital stock, or any declaration, setting aside or payment of any dividend or other distribution on or in respect of any shares capital stock of Purchaser; and

                 (c) there has been no sale, assignment or transfer of any assets of Purchaser which is material, individually or in the aggregate, to Purchaser, other than sales, assignments or transfers of assets in the ordinary course of business and consistent with the past practices of Purchaser.

         3.7     Compliance with Laws; Governmental Authorizations.   Purchaser
is not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of Purchaser which violation or violations in the aggregate would have a Purchaser Material Adverse Effect. To the knowledge of Purchaser, the licenses, permits and other governmental authorizations held by Purchaser are valid and sufficient for the conduct of its business as currently conducted, except where the failure to hold such licenses, permits and other governmental authorizations would not have a Purchaser Material Adverse Effect.

         3.8 Litigation. As of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser, or the transactions contemplated hereby, before any court or governmental or regulatory authority or body which would have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

         3.9 No Brokers' or Other Fees. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Seller will not incur any liability for any brokerage or finders' fee or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.10 Financing. At the Closing, Purchaser will have sufficient funds available to deliver the Cash Consideration to Seller.

                                   ARTICLE IV
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller.

         4.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by this Agreement.

         4.2 Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser prior to or at the Closing, including, but not limited to, the delivery of the Cash Consideration, the Purchaser Shares, the Purchaser Note and the New Baur Note.

         4.3 Officer's Certificate. Seller shall have received a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of Purchaser, certifying (i) that each of the representations and warranties of Purchaser set forth in Article III hereof was accurate in all respects as of the date hereof and is accurate in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) to the fulfillment of the conditions set forth in this Article IV.

         4.4 Good Standing Certificate. Seller shall have received a certificate, dated as of the most recent practicable date prior to the Closing Date, issued by the Secretary of State of the State of California certifying to the effect that Purchaser is in good standing under the laws of the State of California.

         4.5 Secretary's Certificate. Seller shall have received a certificate, dated the Closing Date and executed by the Secretary of Purchaser, certifying the following matters: (i) the resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and each of the Related Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby; (ii) the Amended and Restated Articles of Incorporation of Purchaser; and (iii) the Bylaws of Purchaser.

         4.6 Injunctions. On the Closing Date, (i) there shall be no preliminary or permanent injunction, writ, restraining order or other order of any nature issued and in effect by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as provided herein; (ii) nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending;
(iii) nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which renders such transactions illegal.

         4.7 Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Seller, the Company or Purchaser, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the transactions contemplated hereby.

         4.8 Governmental Approval. Approvals from all governmental and regulatory authorities, if any, deemed appropriate or necessary by any party hereto shall have been timely obtained.

         4.9 Republic Bank Release. Seller shall have obtained a written instrument evidencing the consent of Republic Acceptance Corporation to a general release of Seller from all liability under the current loan agreement(s) between the Company and/or Seller and Republic Acceptance Corporation.

         4.10 No Material Adverse Changes. There shall not have been a material adverse change in the business, assets, liabilities, financial condition or results of operations of the Purchaser since the date hereof.

         4.11 Legal Opinion. Seller shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Purchaser, in substantially the form set forth in Exhibit 4.11 hereof.

         4.12 Registration Rights Agreement. Seller shall have received that certain Digital Generation Systems, Inc. Amendment and Restatement No.5 to Rights Agreement in the form attached as Exhibit 4.12 hereto (the "Rights Agreement"), duly executed and delivered by (i)

Purchaser and (ii) the holders of a majority of the Registrable Securities pursuant to that certain Digital Generation Systems, Inc. Amendment and Restatement No.4 to Rights Agreement.

         4.13 Cancellation of Old Baur Notes. Seller shall have received the Old Baur Notes, marked for cancellation as to payment by Seller.

                                   ARTICLE V
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

         5.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

         5.2 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Seller prior to or at the Closing, including, but not limited to, delivery of a certificate or certificates evidencing the Shares.

         5.3 Officer's Certificate. Purchaser shall have received a certificate, dated the Closing Date and executed by the Chief Financial Officer of Seller, certifying (i) that each of the representations and warranties of Seller set forth in Article II hereof was accurate in all respects as of the date hereof and is accurate in all respects on the Closing Date as of made on and as of the Closing Date, and (ii) to the fulfillment of the conditions set forth in this Article V.

         5.4 Good Standing Certificate - Seller. Purchaser shall have received a certificate, dated as of the most recent practicable date prior to the Closing Date, issued by the Secretary of State of the State of Delaware certifying to the effect that Seller is in good standing under the laws of the State of Delaware.

         5.5 Good Standing Certificate - Company. Purchaser shall have received a certificate, dated as of the most recent practicable date prior to the Closing Date, issued by the Secretary of State of the State of Delaware certifying to the effect that the Company is in good standing under the laws of the State of Delaware.

         5.6 Secretary's Certificate. Purchaser shall have received a certificate, dated the Closing Date and executed by the Secretary of Seller, certifying the following matters: (i) the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and each of the Related Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby; (ii) the Certificate of Incorporation of the Company; and
(iii) the Bylaws of the Company.

         5.7 No Material Adverse Changes. There shall not have been a material adverse change in the business, assets, liabilities, financial condition or results of operations of the Company since the date hereof.

         5.8 Resignation of Directors. Purchaser shall have received a written resignation from all of the directors of the Company, except Thomas H. Baur, each effective as of the Closing Date.

         5.9 Injunctions. On the Closing Date, (i) there shall be no preliminary or permanent injunction, writ, restraining order or other order of any nature issued and in effect by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as provided herein; (ii) nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending;
(iii) nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which renders such transactions illegal.

         5.10 Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Seller, the Company or Purchaser, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the transactions contemplated hereby.

         5.11 Governmental Approval. Approvals from all governmental and regulatory authorities, if any, deemed appropriate or necessary by any party hereto shall have been timely obtained.

         5.12 Consents and Approvals. Seller shall have obtained all consents, waivers and approvals, and shall have given all notices, required to be obtained in connection with the consummation of the transactions contemplated hereby and as set forth in Section 2.5 of the Disclosure Schedule.

         5.13 Consent of Lenders. Whether or not required by the terms and provisions of any agreement or agreements therewith, Seller shall have obtained a written consent from each of the lenders to the Company pursuant to which such lenders shall have consented to the transactions contemplated hereby.

         5.14 Customer Continuity. Since the date of this Agreement, none of the customers or suppliers set forth in Exhibit 5.14 hereto shall have notified Seller, the Company or Purchaser, orally or in writing, of its intention to terminate or suspend its utilization of the Company's services, or otherwise modify its business relationship with the Company in a manner materially adverse the Company, after the Closing Date.

         5.15 Vender Obligations. The Company's existing extended payment terms with its venders shall not have been accelerated as a result of the transactions contemplated hereby.

         5.16 Board Approval. The Board of Directors of Seller shall have adopted resolutions authorizing and ratifying the execution and delivery of this Agreement and each of the Related Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.


         5.17 State "Blue Sky" Compliance. Purchaser shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Purchaser Shares to Seller pursuant hereto.

         5.18 Legal Opinion. Purchaser shall have received a legal opinion from Troy & Gould Professional Corporation, legal counsel to Seller, in substantially the form set forth in Exhibit 5.18 hereof.

         5.19 Registration Rights Agreement. Purchaser shall have received the Rights Agreement, duly executed and delivered by (i) Seller and (ii) the holders of a majority of the Registrable Securities pursuant to that certain Digital Generation Systems, Inc. Amendment and Restatement No.4 to Rights Agreement.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

         6.1 Conduct of Business of the Company. During the period from the date hereof and continuing until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms of Section 7.1 hereof, Seller hereby agrees to cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay or cause to be paid the debts and Taxes of the Company when due, to pay or perform other obligations when due and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing Date. Seller shall promptly notify Purchaser of any event, occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Except as expressly contemplated by this Agreement, Seller shall not permit the Company to, without the prior written consent of Purchaser:

                 (a) enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.7 hereof;

                 (b) enter into any license agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity;

                 (c) transfer to any person or entity any rights to the Company Intellectual Property;

                 (d) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company;

                 (e) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Letter;

                 (f)      commence or settle any litigation;

                 (g) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor);

                 (h) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

                 (i) cause or permit any amendments to the Certificate of Incorporation or the Bylaws of the Company;

                 (j) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

                 (k) sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

                 (l) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                 (m) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, except in the ordinary course of business and consistent with past practices;

                 (n) grant any severance or termination pay to any director or officer, or to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                 (o) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees or accelerate the vesting of any outstanding options or other rights to purchase capital stock, or capital stock of the Company subject to vesting;

                 (p) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                 (q) pay, discharge or satisfy, in an amount in excess of $10,000 in any individual case, or $25,000 in the aggregate, any claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Audited Special-Purpose Balance Sheet;

                 (r) make or change (or permit to be made or changed) any material election in respect of Taxes, adopt or change (or permit to be adopted or changed) any accounting method in respect of Taxes, enter into any closing agreement or settle any claim or assessment in respect of Taxes (or permit the same), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (or permit the same);

                 (s) enter into any strategic alliance or joint marketing arrangement or agreement;

                 (t) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(s) hereof, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder; or

                 (u) fail to take, or cause to be taken, any action that is necessary or advisable to cause the representations and warranties of Seller set forth in Article II hereof to be accurate as of the Closing Date.

         6.2     Tax Matters.

                 (a) Liability of Seller for Taxable Periods Ending Before Closing Date. Seller shall be liable for, and shall indemnify and hold Purchaser harmless against, all income, franchise or similar Taxes of, or payable by, the Company for any taxable year or taxable period ending before the Closing Date (the "Pre-Closing Period"), and all other Taxes attributable to the Pre-Closing Period, except to the extent such Taxes have been reserved for on the Audited Special-Purpose Balance Sheet. Seller shall file all Tax Returns relating to the Company for the Pre-Closing Period. The amount of any liability for Taxes for the Pre-Closing Period shall be determined on the basis of the Company's permanent records and consistent with the past income tax accounting methods utilized in preparing its prior income tax returns.

                 (b) Liability of Purchaser for Taxable Periods Commencing On or After Closing Date. Except as otherwise provided in Section 6.2(a) hereof, Purchaser and the Company shall be liable for, and shall indemnify and hold Seller and any of its affiliates harmless against, (i) any and all Taxes of, or payable by, the Company for any taxable year or taxable period commencing after the Closing Date, or (ii) any Taxes relating to operations, acts or omissions of Purchaser or the Company other than in the ordinary course of business that occur after the Closing on the Closing Date. Purchaser shall file all Tax Returns relating to the Company for any taxable period commencing after the Closing Date.

                 (c) Taxable Period Commencing Before the Closing Date and Ending After the Closing Date. Purchaser shall cause the Company to pay all Taxes of the Company for any taxable year or taxable period commencing before and ending after the Closing Date (the "Closing Period") and shall file all Tax Returns relating to the Closing Period. Upon timely notice from the Purchaser, Seller shall pay to the Company prior to the date any payment for Taxes described in this Section 6.2(c) are due an amount equal to the excess, if any, of (i) the Taxes that would have been due if the Closing Period had ended at the Closing, over (ii) the Taxes which are described in this Section 6.2(c) and which have been reserved for on the Audited Special-Purpose Balance Sheet.

                 (d)      Refunds or Credits.   Any refunds or credits of Taxes
for which Seller is liable pursuant to Section 6.2(a) or 6.2(c) hereof shall inure to the benefit and be solely for the account of Seller and, to the extent that such refunds or credits are attributable to Taxes for which Purchaser is liable pursuant to Section 6.2(b) or 6.2(c) hereof (or which are reflected in the Audited Special-Purpose Balance Sheet), such refunds or credits shall inure to the benefit and be solely for the account of Purchaser. Purchaser shall cause the Company promptly to forward to Seller or to reimburse Seller for any such refunds or credits due Seller after receipt thereof by either Purchaser or the Company, and Seller shall promptly forward to the Company or reimburse the Company for any refunds or credits due the Company after receipt thereof by Seller of such refunds or credits that are for the account of the Company hereunder.

                 (e) Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after Seller's or Purchaser's request, as the case may be, Purchaser shall or shall cause the Company to deliver to Seller, or Seller shall deliver to Purchaser, such information and other data in the possession of Seller, Purchaser or the Company, as the case may be, relating to the Tax Returns and Taxes of the Company, including such information and other data customarily required by Seller or Purchaser, as the case may be, to cause the payment of all Taxes or to permit the preparation of any Tax Returns for which it has responsibility or liability or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability hereunder or otherwise or to otherwise enable Seller or Purchaser, as the case may be, to satisfy its accounting or Tax requirements, and shall make available such knowledgeable employees of the Company or Seller, as the case may be, as Seller or Purchaser may reasonably request. For a period of seven (7) years after the Closing and, if at the expiration thereof any Tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended, Purchaser shall, and shall cause the Company to, maintain and make available to Seller, on Seller's reasonable request, copies of any and all information, books and records referred to in this Section 6.2(e). After such period, Purchaser or the Company may dispose of such information, books and records, provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such information, books and records.

                 (f) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Company for periods ending on or prior to the Closing Date or the amount of Taxes for which Seller is or may be liable hereunder, Purchaser shall, promptly upon receipt by Purchaser or the Company of notice thereof, inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings or determinations affect the Tax reporting position of the Company for periods ending on or prior to the Closing Date or the amount of Taxes for which Seller is liable hereunder. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable hereunder, Seller shall inform Purchaser promptly upon receiving notice thereof. Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, but only to the extent such proceedings affect the amount of Taxes for which Purchaser is liable hereunder and otherwise Seller shall control such proceedings and settlements; provided, however, that Purchaser shall not, unless otherwise required by law, take any position on any Tax Return or in any contest or proceeding that is inconsistent with this Agreement or a position taken by Seller and its affiliates (including the Company) with respect to Taxes incurred on or prior to the Closing Date.

                 (g) Resolution of Disagreements Between Seller and Purchaser. If Seller and Purchaser disagree as to the amount for which each is liable under this Section 6.2, Seller and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen (15) days of the date of consultation, Seller and Purchaser shall jointly select a Neutral Auditor to act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of a Neutral Auditor within fifteen (15) days, then such Neutral Auditor shall be selected in accordance with the procedures set forth in Section 1.4(d) hereof.

         6.3 WARN Act. Purchaser and Seller agree that for purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. Purchaser agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company and shall indemnify Seller and hold Seller harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Company.

         6.4 Supplements to Disclosure Schedule. From time to time prior to the Closing, Seller will promptly supplement or amend the sections of the Disclosure Letter relating to its representations and warranties set forth in
Article II hereof with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date hereof, would have been required to be set forth or described in the Disclosure Letter. Except with respect to a supplement or amendment not objected to in writing by Purchaser within five (5) business days after receipt thereof, no supplement or amendment by Seller shall be deemed to cure any breach of any representation or warranty made in this Agreement by Seller or have any effect for the purpose of determining satisfaction by Seller of the conditions set forth in Article V hereof or the compliance by Seller with the covenant set forth in Section 6.1 hereof.

         6.5 Reasonable Efforts. Subject to the terms and conditions set forth herein, each party hereto agrees to use all commercially reasonable efforts (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to insure that the conditions set forth in Articles IV and V hereof are satisfied, insofar as such matters are within the control of such party, (ii) to obtain all necessary waivers, consents and approvals as may be required in connection with the transactions contemplated hereby so as to preserve all rights of, and benefits to, the Company thereunder after the consummation of the transactions contemplated hereby, (iii) to effect all necessary registrations and filings, if any, (iv) to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated hereby, and (v) to consummate the transactions contemplated hereby.

         6.6 Access to Information. Seller shall afford Purchaser and its accountants, legal counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of the Company's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel of the Company as Purchaser may reasonably request, and (iii) all key employees of the Company as identified by Purchaser. Seller agrees to provide to Purchaser and its accountants, legal counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representations or warranties set forth herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

         6.7 Publicity. Seller and Purchaser will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

         6.8 Non-competition and Non-solicitation. As an inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby agrees as follows:

                 (a) During the period from the Closing Date to and including the fifth (5th) anniversary of the Closing Date (the "Non- Compete Period"), Seller shall not compete in the United States of America, directly or indirectly, nor have any affiliation (as defined below) with any person, corporation, partnership or other business entity or enterprise which engages in, the "dub and ship" business (whether manual, courier, electronic or any technological extension of the foregoing) as that phrase is generally used and understood in the radio, cable and television advertising distribution business. For purposes of this Section 6.8(a), the term "affiliation" shall mean any direct or indirect interest in such entity or enterprise, whether as an officer, director, employee, investor, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker or promoter.

                 (b) During the Non-Compete Period, Seller shall not, and shall not permit any of its officers, employees or subsidiaries to (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with Purchaser or the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

                 (c) Notwithstanding anything in this Section 6.8 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 6.8 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, Seller agrees that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible.


                 (d) Seller acknowledges and agrees that money damages are an adequate remedy for any breach or threatened breach of the provisions of this Section 6.8, and therefore, that Purchaser or its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this Section 6.8 (including the extension of the Non-Compete Period application to Seller by a period equal to the length of court proceedings necessary to stop such violation); provided, however, that Seller is found to have been in violation of the provisions of this Section 6.8. Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by Seller of any of the provisions of this Section 6.8, the Non-Compete Period will be tolled until such alleged breach or violation is resolved; provided, however, that if Seller is found to have not violated the provisions of this Section 6.8, then the Non-Compete Period will not be deemed to have been tolled. Seller agrees that the restrictions set forth in this Section 6.8 are reasonable in all respects.

         6.9     Transfer Restrictions.

                 (a) Restrictions on Transfer. Without limiting the representations set forth herein, Seller hereby further agrees not to sell, assign, transfer, convey, dispose of, pledge or otherwise encumber (each, a "Transfer") all or any portion of the Purchaser Shares unless and until:

                           (i)    there is a registration statement filed by
Purchaser with, and declared or ordered effective by, the Commission under the Securities Act covering such proposed Transfer of Purchaser Shares and such Transfer is made in accordance with such registration statement;

                          (ii)    the Transfer is effected in compliance with
Rule 144 promulgated by the Commission under the Securities Act; or

                          (iii)   Seller shall have (i) notified Purchaser in
writing of its intention to effect such proposed Transfer of Purchaser Shares,
(ii) furnished Purchaser with a statement in reasonable detail of the manner and circumstances of such proposed Transfer, (iii) caused the proposed transferee of such Purchaser Shares to agree in advance to take and hold such Purchaser Shares on the terms set forth in this Section 6.9, and (iv) if requested by Purchaser, furnished Purchaser with an unqualified written opinion of legal counsel (which counsel shall be reasonably satisfactory to Purchaser), in form and substance reasonably satisfactory to Purchaser, opining that such proposed Transfer may be effected without registration thereof under the Securities Act; provided, however, that this Section 6.9(a)(ii) shall not apply to any proposed Transfer of Purchaser Shares (A) not involving a change in the beneficial ownership of such Purchaser Shares, or (B) effected under and in compliance with Rule 144 promulgated by the Commission under the Securities Act.

                 (b)      Restrictive Legends.

                          (i)     Unless otherwise permitted under the terms of
this Section 6.9, each certificate or instrument representing Purchaser Shares, and any other securities issued on or in respect of the Purchaser Shares in connection with (A) any stock split, stock dividend, subdivision, combination, consolidation, reclassification or other similar event, or (B) any merger, consolidation, reorganization or other similar event, shall be stamped or otherwise imprinted with a legend, in addition to any other legends required under the laws of the State of California or other applicable state "blue sky" securities laws, in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT DECLARED OR ORDERED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, OR (II) IN COMPLIANCE WITH RULE 144, OR
         (III) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT SUCH REGISTRATION OR RULE 144 COMPLIANCE IS NOT REQUIRED UNDER THE SECURITIES ACT AS TO SUCH SALE, OFFER OF SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER HEREOF OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE TRANSFER OF ANY INTEREST IN THE SECURITIES REPRESENTED HEREBY.

                 (c) Seller Consent. Purchaser shall not be required to register any Transfer of Purchaser Shares, and may instruct its transfer agent to disregard any attempted Transfer of Purchaser Shares, unless the conditions set forth in this Section 6.9 are satisfied to the extent applicable to any such Transfer. Seller hereby consents to (i) the entry of a notation on the records of Purchaser, and (ii) the delivery of instructions to the transfer agent of the Purchaser Shares which Purchaser may deem necessary or advisable in order to effectuate and implement the restrictions on transfer of Purchaser Shares set forth in this Section 6.9.

         6.10 IndeNet Trademarks. Purchaser shall not, and shall not permit any of its subsidiaries or affiliates to, use, exploit, or otherwise hold out to the public in any manner, any of the following trademarks of, or names used by, Seller: "The IndeNet;" "IndeNet;" or "The IndeNet Digital Broadcast Network."

         6.11 Debt Guarantees. Purchaser shall indemnify, defend and hold Seller harmless from and against any and claims, costs, expenses and losses that Seller may incur after the Closing arising out of any guarantee or other similar agreement that Seller may have executed in connection with obligations that Seller may have incurred (to the extent that such guarantees have been disclosed to Purchaser) under (i) that certain loan agreement with Republic Acceptance Corporation, (ii) the equipment leases of the Company, and (iii) all bonds posted by the Company as set forth in the Disclosure Letter (collectively, the "Guarantees"). In addition, after the Closing, at no cost to Seller, Purchaser shall use commercially reasonable efforts to promptly cause all of the Guarantees to be cancelled and to cause Seller to be relieved from any and all obligations under the Guarantees. In connection with the release of Seller under the Guarantees, Purchaser shall, if and to the extent required, execute its own guarantees to replace the Guarantees.

         6.12 Cooperation. Seller shall at all times fully and promptly cooperate with Purchaser to carry out the purposes of this Agreement and to provide, at no cost to Purchaser, such assistance and information as Purchaser shall reasonably require (i) to prepare, within forty five (45) days after the Closing Date, the Company's audited financial statements for the fiscal years ended March 31, 1996 and March 31, 1997, which financial statements shall be in a form appropriate for filing with Purchaser's report on Form 8-K to be filed with the Commission to report the transactions contemplated hereby, and (ii) to complete any filings and reports relating to the Pre-Closing Period required to be filed by the Company with the United States Internal Revenue Service.

         6.13 State Qualification. Seller shall promptly pay all costs, fees, charges, taxes and other expenses (including, without limitation, attorneys' fees and expenses) (collectively, "Qualification Costs") incurred by the Company and/or Purchaser after the Closing in connection with efforts to qualify the Company to conduct business as a foreign corporation in good standing under the laws of the States of Illinois and Kentucky. This covenant to pay such Qualification Costs shall be in addition to any indemnification or other promise to pay such Qualification Costs by Seller, and shall not be affected by any disclosure to Purchaser (or Purchaser's knowledge) of the existence of such potential payments for such Qualification Costs.

                                  ARTICLE VII
                                  TERMINATION

         7.1     Termination.

                 (a) This Agreement may be terminated and abandoned at any time prior to the Closing:

                          (i)     by the mutual consent of Seller and
Purchaser;

                          (ii)    by either Seller or Purchaser in the event
the Closing has not occurred on or before August 30, 1997 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants set forth herein to be performed by such party on or before the Cut-Off Date; and

                          (iii)   by either Seller or Purchaser in the event
any court or governmental or regulatory agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

         7.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

                 (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                 (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of April 17, 1997, between Purchaser and Seller (the "Confidentiality Agreement"), which shall survive the termination of this Agreement; and

                 (c) No party to this Agreement shall have any liability to the other party hereto under this Agreement except (i) as stated in subparagraphs (a) and (b) of this Section 7.2, (ii) for any willful breach of any provision of this Agreement, and (iii) as provided in the Confidentiality Agreement.


                                  ARTICLE VIII
                                INDEMNIFICATION

         8.1 Indemnification. None of the provisions of this Section 8.1 shall apply to the claims, obligations, liabilities, covenants and representations regarding Taxes, which shall be governed solely by the terms of
Section 6.2 hereof.

                 (a) Indemnification by Seller. Subject to the limits set forth in Section 7.2(c) and in this Section 8.1, Seller hereby agrees to indemnify, defend and hold Purchaser, its officers, directors, agents and affiliates, harmless from and against any and all losses, damages, costs and reasonable expenses, including, without limitation, reasonable expenses of investigation and defense fees and disbursements of legal counsel and other professionals (collectively, "Losses"), that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller set forth herein or the Disclosure Letter; provided, however, that Seller shall have no liability to Purchaser as a result of any inaccuracy of any representation or warranty to the extent that Purchaser had written information prior to the Closing Date clearly indicating that such representation or warranty was untrue or incorrect.

                 (b) Indemnification by Purchaser. Subject to the limits set forth in this Section 8.1, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents and affiliates, harmless from and against any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser set forth herein, or (ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted against Seller at any time to the extent that such Losses (A) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products and/or employees (including former employees) of the Company, (B) relate to or arise out of or in connection with events or omissions occurring after the Closing Date, and (C) do not arise out of any inaccuracy of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement; provided, however, that Purchaser shall have no liability to Seller as a result of the breach of any representation or warranty to the extent that Seller had written information prior to the Closing Date clearly indicating that such representation or warranty was untrue or incorrect.

                 (c) Survival of Representations and Warranties. The several representations and warranties of the parties set forth herein or in any instrument delivered pursuant hereto shall survive the Closing Date and shall remain in full force and effect thereafter (i) for a period of five (5) years from the Closing Date with respect to claims under Section 2.19 hereof, and (ii) for a period of one (1) year from the Closing Date with respect to any other claims; provided, however, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 8.1(d) hereof. Anything to the contrary set forth herein notwithstanding, neither party hereto shall be entitled to recover from the other unless and until the total of all claims of such party for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Section 8.1 or otherwise, shall exceed $300,000; provided, however, that in the event such claims of a party hereto against the other for indemnity or damages exceed such amount, such party may recover the total amount of such claims.

                 (d) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b) hereof, the party seeking indemnification shall promptly notify the other party obligated to provide indemnification pursuant hereto (the "Indemnifying Party"). If such event involves any claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other legal counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its prior written consent.

                 (e) Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of any other party (hereinafter referred to as an "Indemnitee") pursuant to this Section 8.1 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"), and
(ii) to take account of any tax benefit actually realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment." If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or actually realize any tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit or, if lesser, the amount of the Indemnity Payment.

         8.2     Arbitration Procedure

                 (a) Purchaser and Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Section
8.1 hereof (the "Disputes"). Nothing in this Section 8.2 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or availing itself of the other remedies set forth in Section
8.3 hereof. The parties hereto hereby agree and acknowledge that, except as otherwise provided in this Section 8.2 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of California law.

                 (b) In the event that any party hereto asserts that there exists a Dispute, such party shall deliver a written notice to the other party hereto specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within fifteen (15) days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within forty five (45) business days after delivery of such notice, commence arbitration hereunder by delivering to such other party a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the Los Angeles office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

                 (c) Purchaser and Seller each shall select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Seller's Arbitrator" and "Buyer's Arbitrator," respectively). In the event that either party fails to select an independent arbitrator as set forth herein twenty (20) days from delivery of a Notice of Arbitration,





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
then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Buyer's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 8.2. If Seller's Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within twenty (20) days after their selection, Seller's Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within ten days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Buyer's Arbitrator.

                 (d) The arbitrator(s) selected pursuant to Section 8.2(c) hereof will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Purchaser submits a claim for $1,000, and if the Seller contests only $500 of the amount claimed by Purchaser, and if the arbitrator(s) ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., $300 / $500) to the Seller and 40% (i.e., $200 / $500) to Purchaser.

                 (e) The arbitration shall be conducted from the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than ninety (90) days after the delivery of the Notice of Arbitration nor later than ten days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

                 (f) Purchaser and Seller may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

                 (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within ten days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate of interest announced by Bank of America NT&SA from time to time (which rate shall be adjusted on the effective date of each change in such prime rate) plus 3.00% and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

         8.3 Remedies. Except as provided in Section 8.2 hereof, Purchaser and Seller each have and will retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1 Fees and Expenses. Seller shall bear its own expenses and Purchaser shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated hereby, including the fees and expenses of any broker or finder retained by the respective party in connection with the transactions contemplated herein; provided, however, that Seller and Purchaser shall each bear an equal portion of any costs and expenses associated with the preparation and filing of additional audit material in respect of the Company requested by the Securities and Exchange Commission in connection with or resulting from the transactions contemplated hereby.

         9.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of California without regard to the principles of conflicts of laws.

         9.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

         9.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party hereto.

         9.5 Waiver. Any of the terms or conditions hereof which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions hereof by any party hereto shall be binding only if set forth in an written instrument signed on behalf of such party. No failure to enforce any provision hereof shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions hereof shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         9.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and given by (i) physical delivery (effective upon receipt thereof), (ii) by telecopier (effective upon receipt thereof provided an original is received within one (1) business day of such receipt), or (iii) by first class mail (registered or certified mail, postage prepaid, return receipt requested) (effective upon receipt thereof) to the respective parties hereto as follows:

                 If to Purchaser:          Digital Generation Systems, Inc.
                                           875 Battery Street
                                           San Francisco, CA 94111
                                           (415) 276-6601 (telecopier)
                                           (415) 276-6601 (telephone)
                                           Attention:  President

                 with a copy to:           Wilson Sonsini Goodrich & Rosati
                                           Professional Corporation
                                           650 Page Mill Road
                                           Palo Alto, California
                                           (415) 493-6811 (telecopier)
                                           (415) 493-9300 (telephone)
                                           Attention: John B. Goodrich, Esq.

                 If to Seller:             IndeNet, Inc.
                                           16000 Ventura Boulevard
                                           Suite 700
                                           Encino, CA 91436
                                           (818) 461-8531 (telecopier)
                                           (818) 461-8525 (telephone)
                                           Attention:  President

                 with a copy to:           Troy & Gould Professional Corporation
                                           1801 Century Park East
                                           l6th Floor
                                           Los Angeles, CA 90067-2367
                                           (310) 201-4746 (telecopier)
                                           (310) 553-4441 (telephone)
                                           Attention: Istvan Benko, Esq.

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

         9.7 Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered an original, but all of which together shall constitute one and the same instrument.

         9.9 Headings. The headings set forth herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of the terms and provisions hereof.

         9.10 Severability. Any provision of this Agreement which is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering such or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         9.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.





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